Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated September 2, 2016, relating to the balance sheet of FinTech Acquisition Corp. II as of August 25, 2016 and December 31, 2015, and the related statements of operations, changes in stockholders’ equity and cash flows for the periods from January 1, 2016 to August 25, 2016 and May 28, 2015 (inception) to December 31, 2015, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Morristown, New Jersey
December 22, 2016